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                                                                    EXHIBIT 23.3



                        CONSENT OF PRICE WATERHOUSE LLP



     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated July 22, 1997, except as to Note 2(a) which is as of December 1, 1997, and of our report dated July 22, 1997, relating to the financial statements of Oppenheimer Capital, L.P. and the consolidated financial statements of Oppenheimer Capital, respectively, as of April 30, 1997 and 1996 and for each of the three years in the period ended April 30, 1997, which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ PRICE WATERHOUSE LLP


PRICE WATERHOUSE LLP



New York, New York


December 9, 1997